UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011 (July 26, 2011)

MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 West 26th Street New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 827-8000

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2011, the Company and Charles A. Koppelman, the Executive Chairman of the Company, modified the terms of Mr. Koppelman’s existing employment agreement with the Company. As modified, the agreement will end on the earlier of December 31, 2011 or the date on which the President and Chief Operating Officer of the Company will begin to report directly to the Board, a date defined as the “Transition Date” in the modified agreement. On that date, which will be the expiration of his employment term (it had been December 31, 2012), all outstanding equity awards (other than Performance Shares if they have not vested by their own terms) will vest and/or become exercisable, and the period for exercising any vested stock options shall be extended to the later of one year from the end date of Mr. Koppelman’s employment or one year from the date Mr. Koppelman’s service as a director ends (but in no event beyond the remaining term of the option). On the Transition Date, and upon his execution of a general release of the Company, Mr. Koppelman also will be entitled to a severance payment which is consistent with the amount of severance under his existing agreement of $1,466,923. The other material terms of the employment agreement were not modified, although the Company is obligated to pay Mr. Koppelman’s legal expenses in connection with the modification (up to $35,000).

Contemporaneously with their execution of the modified employment agreement, the Company and Mr. Koppelman entered into a services agreement that provides for Mr. Koppelman’s continued service as a director of the Company following the end of his employment and for his renomination as a director in connection with the 2012 annual meeting. The services agreement also provides that Mr. Koppelman will make himself available to provide an orderly transition of his responsibilities. So long as he remains a director, Mr. Koppelman will have the title of Non-Executive Chairman, Vice Chairman or Special Committee Chairman and have the duties and responsibilities assigned by the Board.

During the term of the services agreement, Mr. Koppelman is entitled to receive Board fees on the same terms as the independent members of the Board, including an initial grant of restricted stock units (“RSUs”) representing the right to receive shares of Class A common stock valued at $50,000 on the Transition Date, which RSUs will vest one year after they are awarded. In addition, in consideration of his serving as Non-Executive Chairman, Vice Chairman or Special Committee Chairman and assisting with the transition, Mr. Koppelman will be entitled to receive, on that date, performance-based RSUs representing 100,000 shares of Class A common stock, 50,000 of which will vest at such time as the trailing average closing price of the Class A common stock during any 30 consecutive days through December 31, 2012 has been at least $6, and 50,000 of which will vest at such time as the trailing average closing price of the Class A common stock during any 30 consecutive days through December 31, 2012 has been at least $8.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.

Date: July 29, 2011	By:	/s/ Peter Hurwitz

Executive Vice President and General Counsel